FILED

JUN 02 2025

ADMINISTRATOR
CORPORATIONS DIVISION

CERTIFICATE OF ELIMINATION OF SERIES A JUNIOR PARTICIPATING PREFERRED SHARES OF PULTEGROUP, INC.

PulteGroup, Inc., a Michigan corporation (the "Company"), does hereby certify, in accordance with Section 302(4) of the Michigan Business Corporation Act, that the following resolutions were duly adopted pursuant to the authority of the Board of Directors of the Company under the Articles of Incorporation of the Company, as amended.

There are currently no outstanding shares of Series A Junior Participating Preferred Shares (the "Series A Preferred Shares"), nor are there any outstanding securities convertible into shares of Series A Preferred Shares, nor are there any outstanding rights issued by the Company that could require issuing shares of Series A Preferred Shares.

Under these circumstances, the Michigan Business Corporation Act permits the Board of Directors to adopt and file a Certificate of Elimination of Series A Junior Participating Preferred Shares (the "Certificate of Elimination") eliminating the Series A Preferred Shares designation without further shareholder approval.

The Board desires to eliminate the Series A Preferred Shares designation from the Company's Articles of Incorporation.

> THEREFORE, IT IS RESOLVED, that the Board of Directors hereby approves a Certificate of Elimination to eliminate the Series A Preferred Shares designation. The Board specifically approves the filing of the Certificate of Elimination to delete the Certificate of Designation of Series A Junior Participating Preferred Shares, which was initially filed with the Michigan Department of Energy, Labor and Economic Growth on March 5, 2009 and subsequently replaced by a filing with the Michigan Department of Energy, Labor and Economic Growth on August 6, 2009.
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> FURTHER RESOLVED, that any officer of the Company is authorized to cause the Certificate of Elimination described in the preceding resolution to be filed with the Michigan Department of Licensing and Regulatory Affairs, approved by him or her, with his or her signature on such Certificate of Elimination, as conclusive evidence of such approval.
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> FURTHER RESOLVED, that any officer of the Company is authorized to take any and all additional actions, including the execution and filing of any documents or instruments, that he or she deems necessary or advisable in order to accomplish the intent of the foregoing resolutions.

The Company has caused this Certificate of Elimination to be duly executed in its name and on its behalf on this 2nd day of June, 2025.

PULTEGROUP, INC.

DocuSigned by:

By: ________________________________
Name: Todd N. Sheldon
Title: Executive Vice President, General Counsel and Corporate Secretary